Exhibit 10.2
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) made and entered into as of this 11th day of December 2012, by and between the CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED (“CBOE”), CBOE HOLDINGS, INC. (“Holdings” and, unless indicated otherwise, referred to herein together with CBOE as “Employer”) and EDWARD TILLY (“Employee”), to become effective January 1, 2013 (the “Effective Date”), is an amendment and restatement of the employment agreement previously entered into between Employer and Employee effective as of August 21, 2006 and subsequently amended effective December 31, 2008 and May 1, 2009, and December 31, 2009 (the “Prior Agreement”).
WITNESSETH:
WHEREAS, Employer and Employee desire to amend, revise and restate the Prior Agreement;
WHEREAS, Employer desires that Employee continue to provide services for the benefit of Employer and its affiliates and Employee desires to continue such employment with Employer;
WHEREAS, Employer and Employee acknowledge that Employee will continue to be a member of the senior management team of Employer and, as such, will continue to participate in implementing Employer's business plan;
WHEREAS, in the course of employment with Employer, Employee has had and will continue to have access to certain Secret or Confidential Information that relates to or will relate to the business of Employer and its affiliates; and
WHEREAS, Employer desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Employment.

(a)From the Effective Date through the close on business on the date of Holding's annual meeting of stockholders in 2013 (the “Promotion Time”), Holdings and Employer each shall continue to employ Employee as their President. Beginning on the Promotion Time and for the remainder of the Term (as defined below), Holdings and Employer each shall employ Employee as their Chief Executive Officer, and Employee shall perform such duties as may be prescribed for such office in the Constitution and Rules of Employer, and those consistent with the office of Chief Executive Officer that may be assigned to him from time to time by the Board of Directors of Holdings (the “Board”) through the Chairman of the Board.

(b)Employee agrees to devote his full business time and efforts to the affairs of Employer and to the performance of his duties as its President (before the Promotion Time) and as its Chief Executive Officer (on and after the Promotion Time). In doing so, he agrees to conduct himself at all times in a manner consistent with the excellent reputation of Employer.

(c)Employee agrees not to accept any membership on the board of directors of any private or public corporation without the prior written approval of the Board. The Board will grant such approval if, in its discretion, such membership will present no conflict of interest or interference with Employee's duties as President of Employer (before the Promotion Time) and as its Chief Executive Officer (on and after the Promotion Time).

(d)In accordance with the Employers' bylaws, Employer will nominate Employee as a director for stockholder approval at the annual meeting of stockholders in 2013, and at each annual meeting thereafter during the Term in which his term as a director is due to expire.

2.Term. This Agreement shall commence on the Effective Date and shall expire on December 31, 2015 (the “Initial Term”), unless terminated earlier pursuant to the provisions of Sections 5, 6, 7 or 8 hereof. The term of employment shall be renewed automatically for successive periods of one (1) year each (a “Renewal Term”) after the expiration of the Initial Term, unless Employer provides Employee, or Employee provides Employer, with written notice to the contrary at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term. The Initial Term and any Renewal Terms are collectively referred to herein as the “Term.” If either Employer or Employee elect not to renew the Term of this Agreement in accordance with this Section 2 and Employee thereafter continues in employment with Employer, Employee shall be employed on an at-will basis and the terms of such employment and any subsequent termination of employment shall be subject solely to the general employment practices and policies of Employer.

3.Compensation. Employer shall pay to Employee the following for all services to be performed by Employee during the Term:

(a)From the Effective Date until the Promotion Time, a base salary at the rate of six hundred forty thousand dollars ($640,000) per annum and beginning on the Promotion Time, a base salary (“Base Salary”) at the rate of eight hundred thousand dollars ($800,000) per annum. Base Salary shall be payable in substantially equal regular installments in accordance with Employer's practices for other senior executives, as such practices may be determined from time to time. The Compensation Committee of the Board (the “Committee”) shall review the rate of Base Salary in such manner and at such time as is applicable to other senior executives, with any revised rate of salary to become the “Base Salary” for all purposes of this Agreement. In no event shall Employee's Base Salary be decreased below the Base Salary in effect as of the Promotion Time.

(b)In addition to the aforementioned annual Base Salary, Employee shall be eligible to participate in any bonus or incentive program applicable to other senior executives of Employer during the Term. Any bonus or incentive payment for a fiscal year of Employer shall be payable to Employee as soon as practicable after the end of such year, and in no event later than March 15 of the year immediately following the year in which it was earned.

(c)Equity incentive awards under the CBOE Holdings, Inc. Long-Term Incentive Plan, or any similar or successor plan (the “LTIP”):

(i)Employee shall be eligible to receive equity incentive awards under the LTIP in amounts and subject to such terms as determined by the Committee in its sole discretion.

(ii)On the Promotion Time and in recognition of his promotion, the Committee will make a special award to Employee of Restricted Stock (as defined in the LTIP) under the LTIP with a Fair Market Value (as defined in the LTIP) on that date of two million dollars ($2,000,000) (the “Promotion Award”), with one-half (1/2) of the shares of Restricted Stock in the Promotion Award fully vested on the Promotion Time and the other one-half (1/2) becoming vested on the first anniversary of the Promotion Time, if Employee remains continuously employed by Employer through that date.

(d)All payments under this Agreement of Base Salary and bonus, and incentive payments and severance payments and benefits, if any, shall be subject to such deductions as may be required to be made pursuant to law, government regulation, or order, or by agreement with, or consent of, Employee.

4.Additional Benefits.

(a)Business Expenses. Employer will pay or promptly reimburse Employee for all reasonable business expenses incurred by Employee in the performance of his duties during the Term. All amounts subject to reimbursement by Employer to Employee pursuant to this paragraph (a) shall be subject to an accounting by Employee and approval by Employer. Employee also shall be entitled to reimbursement from Employer for his reasonable expenses for legal services in connection with the negotiation of the terms of this Agreement, in an amount not to exceed $15,000.

(b)Benefit Plans. During the Term, Employee shall be entitled to participate in, and receive benefits under, (i) any qualified or supplemental retirement, savings or deferred compensation plan, program or arrangement currently made available by Employer for its senior executives, and (ii) any such additional or substitute plan, program or arrangement that Employer may make available in the future and during the Term for its senior executives (“Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of each such Benefit Plan.

(c)Vacations and Holidays. Employee shall be entitled to five weeks paid vacation during each calendar year commencing during the Term. Employee shall also be entitled to all paid holidays given by Employer to its other senior executives.

(d)Insurance Benefits. During the Term, Employee and his dependents shall be entitled to participate in, and receive benefits under, (i) any health and dental plan, disability plan, accidental death and dismemberment plan, survivor income plan, and life insurance plan or arrangement currently made available by Employer for its senior executives, and (ii) any such additional or substitute plan or arrangement that Employer may make available in the future and during the Term for its senior executives (“Insurance Plans”), subject to and on a basis consistent with the terms, conditions, and overall administration of each such Insurance Plan.

(e)Reimbursements. Except as otherwise provided herein, to the extent any reimbursements or in-kind benefit payments hereunder are subject to Section 409A of the Code, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) (or any similar or successor provisions).

5.Termination. For purposes of this Agreement, Employee's employment with Employer shall be deemed to be terminated when Employee has a “separation from service” within the meaning of Section 409A of the Code, and references to termination of employment shall be deemed to refer to such a separation from service. Upon Employee's separation from service for any reason, Employee shall be deemed to have resigned as of the date of Employee's separation from service from all offices, directorships and fiduciary positions with Employer, its affiliates and employee benefit plans unless Employee is affirmatively re-appointed or re-elected to such position as of the date of Employee's separation from service.

(a)Termination For Cause. The Board, by vote of a majority of its members, may terminate the employment of Employee with Employer at any time during the Term for “Cause.” For purposes of this Agreement, “Cause” shall be deemed to exist if, and only if:

(i)    Employee shall engage, during the performance of his duties hereunder, in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation, intentional wrongdoing, gross negligence, or malfeasance that result in material harm to Employer;
(ii)    Employee shall intentionally disobey or disregard a lawful and proper direction of the Board or Employer, or refuse to perform his duties and responsibilities under this Agreement;
(iii)    Employee shall materially breach this Agreement, and such breach by its nature, is incapable of being cured, or such breach remains uncured for more than thirty (30) days following receipt by Employee of written notice from Employer specifying the nature of the breach and demanding the cure thereof. For purposes of this clause (iii), a material breach of this Agreement that involves inattention by Employee to his duties under this Agreement shall be deemed a breach capable of cure; or
(iv)    Employee shall commit willful misconduct in connection with the performance of his duties, provided that Employer first gives Employee written notice of its intention to terminate and the grounds for such termination within ninety (90) days following the date the Board is informed of such grounds at a meeting of the Board and Employee has not, within thirty (30) days following receipt of such notice cured such misconduct (if capable of cure) in a manner that is reasonably satisfactory to the Board.
Without limiting the generality of the foregoing, the following shall not constitute Cause for termination of Employee or the modification or diminution of any of his authority hereunder: (x) any personal or policy disagreement between Employee and Employer, or any member of Employer or its Board; or (y) any action taken by Employee in connection with his duties hereunder or any failure to act, if Employee acted or failed to act in good faith and in a manner Employee reasonably believed to be in, and not opposed to, the best interest of Employer, and Employee has no reasonable cause to believe his conduct was unlawful. In addition, the Participant's employment shall be deemed to have terminated for Cause if, after the Participant's employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause under Section 5(a)(i) above.

Notwithstanding anything herein to the contrary, if Employer shall terminate the employment of Employee hereunder for Cause, Employer shall give at least thirty (30) days prior written notice to Employee specifying in detail the reason or reasons for Employee's termination. If the employment of Employee is terminated by Employer for Cause, Employee's accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination), shall be paid to Employee through the date of his termination, and, except as otherwise provided in any Benefit Plan or Insurance Plan, Employer shall have no further obligation, including any obligation for Severance Benefits, to Employee under this Agreement. Such termination shall have no effect upon Employee's rights under the Benefit Plans, the Insurance Plans and other employee policies and practices of Employer applicable to such termination.
(b)Termination Without Cause. The Board, by vote of a majority of its members, may terminate the employment of Employee without Cause, at any time during the Term, as of a date at least thirty (30) days after the date a written notice of such termination is delivered by Employer to Employee. In such event, Employer shall, subject to the terms of Section 12 and Section 21 of this Agreement, within thirty (30) days following the date of such termination, pay to Employee (i) his accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination) through the date of termination, (ii) a pro-rated bonus (the “Pro-Rated Bonus”) equal to Employee's annual target bonus for the calendar year in which Employee's employment terminates multiplied by a fraction, the numerator of which shall equal the number of calendar days Employee was employed by Employer for the year in which his employment terminates and the denominator of which shall equal three hundred sixty-five (365), (iii) a lump sum cash severance payment (the “Severance Payment”) in an amount equal to the sum of (A) two (2) times Employee's annual rate of Base Salary in effect on the date of termination and (B) two (2) times the target bonus for the year in which Employee's employment is terminated, (iv) a pro-rated equity award under the LTIP, equal to Employee's target equity award for the calendar year in which Employee's employment terminates, multiplied by a fraction, the numerator of which equals the number of calendar days Employee was employed by Employer for the calendar year in which Employee's employment terminates and the denominator of which equals 365, payable within 30 days following the date of termination (the “Pro-Rated Equity Award”), and (v) a lump sum cash payment (the “Benefit Plan Payment”) in an amount equal to the aggregate amount of all Employer contributions that Employee or his account would have received for a period equal to two (2) years under the following Benefit Plans: (A) Chicago Board Options Exchange SMART Plan; (B) Chicago Board Options Exchange Supplemental Executive Retirement Plan; and (C) Chicago Board Options Exchange Executive Retirement Plan, or in each case any successor plan. Employer shall also pay Employee's COBRA premiums (or an amount equal to Employee's COBRA premiums) (sufficient to cover full family health care) for a period of eighteen (18) months following the termination of his employment if Employee elects such COBRA coverage and, at the end of such period, if Employee is eligible and elects to enroll in Employer's retiree medical plan that shall provide medical coverage for Employee and his dependents as part of or equivalent to that provided to active executives of Employer and their dependents under the group health plan of Employer from time to time in effect, then Employer shall pay Employee's premiums for such coverage for a period of six (6) months; provided, however, that any payments or reimbursements for retiree medical plan premiums will be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) (or any similar or successor provisions). The foregoing notwithstanding, Employer's obligation to pay the COBRA and retiree medical premiums described in the preceding sentence (collectively, the “Insurance Premiums”) shall cease on the date Employee becomes eligible for coverage under another group health plan that does not impose pre-existing condition limitations on Employee's coverage. Nothing herein shall be construed to extend the period of time over which COBRA continuation coverage may be provided to Employee or his dependents beyond that mandated by law. The Pro-Rated Bonus, Severance Payment, Benefit Plan Payments, Pro-Rated Equity Award, and Insurance Premiums described in this Section 5(b) shall be referred to herein collectively as the “Severance Benefits.” Subject to Section 12 and Section 21 of this Agreement, the Severance Benefits shall be paid within thirty (30) days following the date of termination of Employee's employment. Except as otherwise provided in this Section 5(b), and in any Benefit Plan or Insurance Plan of Employer, Employer shall have no further obligation to Employee under this Agreement following the date his employment is terminated without Cause.

(c)Termination for Good Reason. Employee may terminate his employment at any time during the Term for Good Reason as of a date at least thirty (30) days after the date a written notice of such termination is delivered by Employee to Employer but within two (2) years after the initial existence of the condition constituting Good Reason, unless the condition constituting Good Reason is fully corrected within thirty (30) days after Employee gives Employer written notice thereof. For purposes of this Agreement, “Good Reason” shall be deemed to exist if, and only if, without Employee's express written consent, Employer or a successor employer:

(i)shall assign to Employee authorities (including officer titles), duties or responsibilities that are inconsistent in any material and adverse respect with Employee's current authorities, duties or responsibilities with Employer (including any material and adverse diminution of such authorities, duties or responsibilities);

(ii)shall materially reduce the base compensation and benefits package of Employee;

(iii)shall require Employee to relocate his principal business office or his principal place of residence outside the Chicago metropolitan area, or assign to Employee duties that would reasonably require such relocation;

(iv)shall terminate, reduce or limit Employee's participation in any bonus or incentive arrangement, Benefit Plan or Insurance Plan relative to the level of participation of other senior executives of similar rank, based upon an arbitrary decision of Employer rather than a decision reasonably related to the level of job performance of Employee; provided, however, that such action with respect to Employee's participation shall only constitute Good Reason under this Agreement if the action results in materially reducing the aggregate value of Employee's incentive compensation and benefits below their aggregate value as of the date hereof; or

(v)shall materially breach any of the terms of this Agreement.

A termination of Employee's employment for Good Reason shall be effectuated by giving Employer written notice of the termination within sixty (60) days of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of Employer that constitutes Good Reason and the specific provisions of this Agreement on which Employee relies. Notwithstanding anything herein to the contrary, if Employee shall terminate his employment for Good Reason, Employer shall pay to Employee his accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination or the date immediately prior to Employer's actions described in subsections (ii) and (iv) above, whichever is greater) through the date of termination and the Severance Benefits on the same terms and subject to the same conditions as described in Section 5(b) hereof. Except as otherwise provided in this Section 5(c), and in any Benefit Plan or Insurance Plan of Employer, Employer shall have no further obligation to Employee under this Agreement following the date he terminates his employment for Good Reason.
(d)Voluntary Termination without Good Reason. Employee may terminate his employment without Good Reason at any time during the Term as of a date at least thirty (30) days after the date a written notice of such termination is delivered by Employee to Employer. If the employment of Employee is terminated by Employee without Good Reason, Employee's accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination) shall be paid to Employee through the date of his termination, and, except as otherwise provided in any Benefit Plan or Insurance Plan, Employer shall have no further obligation, including any obligation for Severance Benefits, to Employee under this Agreement. Such termination shall have no effect upon Employee's rights under the Benefit Plans, the Insurance Plans and other employee policies and practices of Employer applicable to such termination.

6.Death. If Employee dies during the Term, Employer shall pay (i) Employee's Base Salary (based on the annual rate in effect on the date of death) through the date of death, and (ii) within ninety (90) days following the date of death, the Severance Benefits to his beneficiary last designated by written instrument delivered by Employee to Employer prior to the date of death. If no such designated beneficiary shall survive Employee, such payments and benefits shall be paid and provided to Employee's surviving Spouse, or if none, to his lawful descendants per stirpes then living, or if none shall survive him, to the legal representative of his estate, or if none is appointed within ninety (90) days of the date of his death, to his heirs at law under the laws of the state in which he is domiciled at the date of his death. For purposes of this Agreement, the term “Spouse” shall mean Employee's spouse as of the Effective Date. Any Severance Benefits payable under this Section 6 are in addition to any other benefits due to Employee's beneficiaries or dependents from Employer, under any Benefit Plan or Insurance Plan. Except as otherwise provided in this Section 6, or in any Benefit Plan or Insurance Plan, Employer shall have no further obligations with respect to Employee or his beneficiaries or dependents under this Agreement following the date of his death.

7.Disability.

(a)If Employee is Permanently Disabled for a continuous period of six (6) months during the Term, Employer may terminate Employee's employment under this Agreement upon thirty (30) days prior written notice to Employee. In such event Employer shall pay to Employee (i) his accrued but unpaid Base Salary (based on the annual rate in effect on the date of termination) through the date of termination, and (ii) within thirty (30) days following the date of such termination, the Severance Benefits.

(b)For purposes of this Agreement, the term “Permanently Disabled” shall have the meaning set forth in the long-term disability policy or plan maintained by Employer for its senior executives then in effect. In the absence of such a policy or plan, the term Permanently Disabled shall have the meaning ascribed to the term “disability” under Section 409A of the Code and the regulations and guidance promulgated thereunder.

(c)Except as otherwise provided in this Section 7, and in any Benefit Plan or Insurance Plan of Employer, Employer shall have no further obligation to Employee under this Agreement following the date his employment is terminated due to him becoming Permanently Disabled. Such termination shall have no effect upon Employee's rights under the Benefit Plans, the Insurance Plans and other employee policies and practices of Employer applicable to such termination.

8.Change in Control.

(a)Sale Payment. If during the eighteen (18)-month period following a Change in Control that occurs during the Term of the Agreement (1) Employee is terminated by Employer or a successor employer without Cause or (2) Employee terminates his employment with Employer or a successor employer for Good Reason, in lieu of any payments to which Employee may otherwise be entitled under Section 5 hereof, and subject to Sections 12 and 21, Employee shall be paid the following (the “Sale Payment”): (i) his accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination) through the date of termination, (ii) the Pro-Rated Bonus, (iii) a lump sum severance payment in an amount equal to the sum of (A) two (2) times Employee's annual rate of Base Salary in effect on the date of termination and (B) two (2) times the target bonus for the year in which Employee's employment is terminated, (iv) the Pro-Rated Equity Award, and (v) a lump sum cash payment in an amount equal to the aggregate amount of all Employer contributions that Employee or his account would have received for a period equal to two years under the following Benefit Plans: (A) Chicago Board Options Exchange SMART Plan; (B) Chicago Board Options Exchange Supplemental Executive Retirement Plan; and (C) Chicago Board Options Exchange Executive Retirement Plan, or in each case any successor plan. The Sale Payment shall be payable on the same terms and subject to the same conditions as described in Section 5(b) of this Agreement for the Pro-Rated Bonus, Severance Payment, and Benefit Plan Payment. In addition, Employee shall be entitled to the Insurance Premiums on the same terms and subject to the same conditions as described in Section 5(b) of this Agreement; provided, however, that Employer's obligation to reimburse any retiree medical premiums shall be for a period of eighteen (18) months instead of six (6) months, subject to earlier termination on the terms as described in Section 5(b); and provided further that any payments or reimbursements for retiree medical plan premiums will be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions). For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the effective time of (i) a merger or consolidation of CBOE or Holdings with one (1) or more other corporations as a result of which holders of the outstanding capital stock of CBOE or Holdings entitled to vote for the election of directors (“Voting Stock”) of CBOE or Holdings immediately prior to such merger hold less than fifty percent (50%) of the Voting Stock of the surviving or resulting corporation, or (ii) a transfer of all or substantially all of the property of CBOE or Holdings other than to an entity of which CBOE or Holdings owns at least fifty percent (50%) of the Voting Stock.

(b)Excess Parachute Payments; No Tax Gross-Up. In the event that a Change in Control shall occur, and a final determination is made by legislation, regulation, or ruling directed to Employee or Employer, by court decision, or by independent tax counsel described in paragraph (c) next below, that the aggregate amount of any payments made to Employee (1) under this Agreement, and (2) pursuant to any Benefit Plan, Insurance Plan or plan, program or policy of Employer in connection with, on account of, or as a result of, such Change in Control (“Total Payments”) will be subject to an excise tax under the provisions of Section 4999 of the Code, or any successor section thereof (“Excise Tax”), the Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent that the after-tax value of amounts received by Employee after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to such amount. In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control). To the extent Total Payments must be reduced pursuant to this Section, Employer, without consulting Employee, will reduce the Total Payments to achieve the best economic benefit, and to the extent economically equivalent, on a pro-rata basis.

(c)Procedure for Determinations. All determinations required to be made under this Section 8 and the assumptions to be utilized in arriving at such determinations, shall be made by Independent Tax Counsel selected by Employee and approved by Employer (which approval shall not be unreasonably withheld), and such determination shall be conclusive and binding on all parties. Employer shall provide such information as Independent Tax Counsel may reasonably request, and such counsel may engage accountants or other experts at Employer's expense to the extent that such counsel deems necessary or advisable to enable it to reach a determination. The term “Independent Tax Counsel,” as used herein, shall mean a law firm of recognized expertise in federal income tax matters that has not previously advised or represented either party hereto. It is hereby agreed that neither Employer nor Employee shall engage any such Independent Tax Counsel as counsel for any purpose, other than to make the determination provided for herein, for three (3) years following such firm's announcement of its determination.

(d)Internal Revenue Service Claims. In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments, a change is formally determined to be required in the amount of taxes paid by Employee, appropriate adjustments will be made under this Agreement such that the net amount that is payable to Employee after taking into account the provisions of Code Section 4999 will reflect the intent of the parties as expressed in this Section. Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require payment of an Excise Tax or an additional Excise Tax on the Total Payments (a “Claim”). Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such Claim and shall apprise Employer of the nature of such Claim and the date on which such Claim is requested to be paid. Employee shall not pay such Claim prior to the expiration of the thirty (30)-day period following the date on which Employee gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such Claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such Claim, Employee shall:

(i) give Employer any information reasonably requested by Employer relating to such Claim, (ii) take such action in connection with contesting such Claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Claim by an attorney reasonably selected by Employer, (iii) cooperate with Employer in good faith in order to contest effectively such Claim, and (iv) permit Employer to participate in any proceedings relating to such Claim; provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax, additional Excise Tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subparagraph (d), Employer, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the Claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as Employer shall determine, provided, however, that if Employer directs Employee to pay such Claim and sue for a refund, Employer shall advance the amount of such payment to Employee on an interest-free basis or, if such an advance is not permissible thereunder, pay the amount of such payment to Employee as additional compensation, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax, additional Excise Tax, or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or additional compensation; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Employer shall reimburse any fees and expenses provided for under this Section 8 on or before the last day of Employee's taxable year following the taxable year in which the fee or expense was incurred, and in accordance with the other requirements of Section 409A of the Code and Treasury Regulation §1.409A-3(i)(1)(v) (or any similar or successor provisions).

(e)Refund. If, after the receipt by Employee of an amount advanced or paid by Employer pursuant to paragraph (d) above, Employee becomes entitled to receive any refund with respect to such Claim, Employee shall (subject to Employer's complying with the requirements of subparagraph (d)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Employer pursuant to paragraph (d), a determination is made that Employee shall not be entitled to any refund with respect to such Claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

9.Restrictive Covenants. For purposes of this Section 9 and Section 10, each reference to “Employer” includes Employer and its affiliates (including, but not limited to, CBOE and Holdings). Employee understands the global nature of Employer's businesses and the effort Employer undertakes to develop and protect its business and its competitive advantage. Accordingly, Employee agrees that the scope and duration of the restrictions described in this Agreement are reasonable and necessary to protect the legitimate business interests of Employer. Employee further agrees that during the period of his employment and for a period of two years following a termination of Employee's employment pursuant to Section 5(a), 5(b), 5(c), 5(d), 7 or 8 hereof, Employee shall not:

(a)singly, jointly, or in any other capacity, in a manner that contributes to any research, technology, development, account, trading, marketing, promotion, or sales and that relates to Employee's service with Employer, directly or beneficially, manage, join, participate in the management, operation or control of, or work for (as an employee, consultant or independent contractor), or permit the use of his name by, or provide financial or other assistance to, or be connected in any manner with, any options exchange or alternative trading system that directly competes with Employer, without the express written approval of the Chairman of the Board;

(b)provide any service or assistance that (1) is of the general type of service or assistance provided by Employee to Employer, (2) relates to any technology, account, product, project or piece of work, with which Employee was involved during his employment with Employer, and (3) contributes to causing an entity to come within the definition described in paragraph (a) above;

(c)solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then current employee of Employer (or was an employee of Employer during the year preceding such solicitation), nor solicit any of Employer's then current employees (or an individual who was employed by or engaged by Employer during the year preceding such solicitation) to terminate employment or an engagement with Employer, nor agree to hire any then current employee (or an individual who was an employee of Employer during the year preceding such hire) of Employer into employment with himself or any company, individual or other entity; or

(d)directly or indirectly divert or attempt to divert from Employer any business in which Employer has been actively engaged during the Term, nor interfere with the relationships of Employer with its sources of business.

10.Confidentiality. Employee acknowledges that Employer will disclose Secret or Confidential Information to Employee during the Term to enable him to perform his duties hereunder. Employee agrees that, subject to the following sentence, he shall not during the Term (except in connection with the proper performance of his duties hereunder) and thereafter, without the prior written consent of Employer, disclose to any person or entity any material or significant Secret or Confidential Information concerning the business of Employer that was obtained by Employee in the course of his employment by Employer. This paragraph shall not be applicable if and to the extent Employee is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge, or if such Secret or Confidential Information is required to be disclosed by Employee by any law, regulation or order of any court or regulatory commission, department or agency. Employee further agrees that if his employment by Employer is terminated for any reason, he will not take with him, but will leave with Employer, all records and papers and all matter of whatever nature that bears Secret or Confidential Information of Employer. For purposes of this Agreement, the term “Secret or Confidential Information” shall include, but not be limited to, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, clearing members' information, Employer's financial information and plans, processes, methods, techniques, systems, formulas, patents, models, devices, compilations or any other information of whatever nature in the possession or control of Employer, that has not been published or disclosed to the general public, the options industry or the commodities futures industry; provided, however, that such term shall not include knowledge, skills, and information that is common to the trade or profession of Employee.

11.Remedies. Employee consents and agrees that if he violates any provisions of Sections 9 or 10 of this Agreement, Employer or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining him from committing or continuing any violation of Sections 9 or 10 hereof. If, at any time, Employee violates or threatens to violate, to any material extent, any of the covenants or agreements set forth in Sections 9 or 10 of this Agreement, Employer shall have the right to terminate the employment of Employee for Cause in accordance with the provisions of paragraph (a) of Section 5 hereof. In the event that Employee is found to have breached any provision set forth in Section 9 of this Agreement, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for so long as Employee was in violation of that provision.

12.Release. Notwithstanding anything herein to the contrary, as a condition to receiving any severance payments or benefits under this Agreement, Employee agrees to execute a release of claims (in a form substantially similar to the form set forth in Exhibit A, which is attached hereto and made a part hereof) (the “Release”). Employee must deliver to Employer an original, signed Release and the revocability period (if any) must elapse by the Release Deadline. For purposes of this Section, the “Release Deadline” means the date that is sixty (60) calendar days after Employee's termination of employment. No severance payments or benefits under this Agreement shall be made or provided prior to the date that both (i) Employee has delivered an original, signed Release to Employer and (ii) the revocability period (if any) has elapsed. Payment of any Sales Payment or Severance Payment that are not exempt from Section 409A of the Code shall be delayed until the Release Deadline, irrespective of when Employee executes the Release; provided, however, that where Employee's termination of employment and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) days prior to the Release Deadline, and provided further that where Employee's termination of employment and the Release Deadline occur in two separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) days prior to the Release Deadline. If Employee does not deliver an original, signed Release to Employer by the Release Deadline, (i) Employee's rights shall be limited to those made available to Employee as if Employee were terminated under Section 5(d) above, and (ii) Employer shall otherwise have no obligation to pay or provide to Employee any severance payments or benefits described in this Agreement, or any other monies on account of the termination of Employee's employment.

13.Assignment. Neither Employee nor Employer may assign this Agreement, except that Employer's obligations hereunder shall be binding legal obligations of any successor to all or substantially all of Employer's business by purchase, merger, consolidation, or otherwise.

14.Employee Assignment. No interest of Employee or his Spouse, dependent or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Employee or his Spouse, dependent or any other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

15.Benefits Unfunded. (i) All rights of Employee and his Spouse, dependent or any other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder; (ii) neither Employee nor his Spouse, dependent or any other beneficiary shall have any interest in or rights against any specific assets of Employer; and (iii) Employee and his Spouse, dependent or any other beneficiary shall have only the rights of a general unsecured creditor of Employer.

16.Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

17.Applicable Law. This Agreement shall be construed and interpreted pursuant to the internal laws of the State of Illinois, without regard to principles of conflicts of laws. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the federal courts located therein (should federal jurisdiction exist).

18.Entire Agreement. This Agreement contains the entire agreement between Employer and Employee, and supersedes any and all other previous agreements, written or oral, between the parties relating to the subject matter hereof, including, without limitation, the Prior Agreement. No amendment or modification of the terms of this Agreement shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.

19.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

20.Severability. The parties agree that this Agreement shall be construed in a way to make each of its provisions enforceable, but that the unenforceability of one (1) or more provisions in one (1) or more instances will not make invalid the entire Agreement or any other provisions of this Agreement as all of its provisions are severable. In the event a provision may be unenforceable as written, the parties agree that it shall be partially enforced to the extent permitted by law. The unenforceability of a provision in one instance shall not affect its enforceability in other instances.

21.Compliance.

(a)The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Code and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. The Agreement shall be construed and interpreted with such intent. If any provision of this Agreement needs to be revised to satisfy the requirements of Section 409A of the Code, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of the Code and any such modification will attempt to maintain the same economic results as were intended under this Agreement. Employer cannot guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will satisfy all applicable provisions of Section 409A of the Code. Each payment under this Agreement is intended to be treated as one of a series of separate payment for purposes of Section 409A of the Code and Treasury Regulation § 1.409A-2(b)(2)(iii) (or any similar or successor provisions).

(b)Notwithstanding any provision to the contrary, to the extent Employee is considered a “specified employee” (as defined in Section 409A of the Code and Treasury Regulation § 1.409A-1(c)(i) or any similar or successor provision) and would be entitled to a payment during the six (6)-month period beginning on Employee's date of termination that is not otherwise excluded under Section 409A of the Code under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, the payment will not be made to Employee until the earlier of the six (6)-month anniversary of Employee's date of termination or Employee's death and all payments delayed due to the six (6)-month delay described above will be accumulated and paid on the first (1st) day of the seventh (7th) month following the date of termination.

22.Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives and successors.

23.Notices. Notices required under this Agreement shall be in writing and sent by personal delivery, or by registered U.S. mail, return receipt requested, to the following addresses, or to such other address as the party being notified may have previously furnished to the other by written notice:

If to Employer:
Chicago Board Options Exchange, Incorporated
400 S. LaSalle Street
Chicago, Illinois 60605
Attention: Chairman of the Board

If to Employee:
At the most recent address on file with the Company

24.Indemnity. CBOE and Holdings shall indemnify, protect, defend and save Employee harmless from and against any threatened, pending, contemplated or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Employee is made a party by reason of the fact that Employee is or was an officer, employee or agent of Employer, or any judgment, amount paid in settlement (with the consent of Employer), fine, loss, expense, cost, damage and reasonable attorneys' fees incurred by reason of the fact that Employee is or was an officer, employee or agent of Employer; provided, however, that Employee acted in good faith and in a manner he reasonably believed to be in the best interests of Employer, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Employer, at its expense, shall have the right to purchase and maintain insurance or fidelity bonds on behalf of Employee against any liability asserted against him and incurred by him in his capacity as an officer, employee, or agent of Employer. Employee shall also be indemnified under the Articles of Incorporation and By-Laws of CBOE and Holdings, and covered by directors' and officers' liability insurance policies that are the same as or equivalent to those CBOE or Holdings currently carries for its or their other executives.

25.Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, Employee has hereunto set his hand, and Employer has caused these presents to be executed in its name on its behalf, all as of the date first above written.

Chicago Board Options Exchange, Incorporated

By: /s/ William J. Brodsky	/s/ Edward Tilly
Title: Chairman of the Board of Directors	Edward Tilly
CBOE Holdings, Inc.

By: /s/ William J. Brodsky
Title: Chairman of the Board of Directors

Exhibit A
RELEASE OF CLAIMS
THIS RELEASE OF CLAIMS (“Release”) is made and entered into this _____ day of ___________ 20__, to be effective as of __________________ (the “Effective Date”), by and between CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED (“CBOE”), CBOE HOLDINGS, INC. (“Holdings” and, unless indicated otherwise, referred to herein together with CBOE as “Employer”) and EDWARD TILLY, a resident of the State of Illinois (“Tilly”)
1.In consideration of Employer's payment to Tilly of the severance pay and benefits described in the Amended and Restated Employment Agreement by and between Employer and Tilly (the “Employment Agreement”), to which Tilly is not otherwise entitled and the sufficiency of which Tilly acknowledges, Tilly does hereby fully, finally and unconditionally release and forever discharge Employer, Employer's subsidiaries and affiliates, and the former and current officers, directors, employees, members, representatives and agents and all of their respective predecessors, successors, and assigns of Employer and Employer's subsidiaries and affiliates (collectively “Released Parties”), in their personal, corporate and representative capacities, from any and all rights, claims, liabilities, obligations, damages, costs, expenses, attorneys' fees, suits, actions, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable or arising under any local, state or federal common law, statute or ordinance relating to Tilly's past employment with Employer or any past actions, statements, or omissions of Employer or any of the Released Parties occurring prior to Tilly's execution of this Release, including but not limited to all claims for defamation, wrongful termination, back pay and benefits, pain and suffering, negligent or intentional infliction of emotional distress, breach of contract, and interference with contractual relations, tort claims, employment discrimination claims, and all claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981), the Family and Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Illinois Human Rights Act, the Workers Adjustment and Retraining Act, and the Chicago and Cook County Human Rights Ordinances, and any other statutory, contract, implied contract, or common law claim arising out of or involving Tilly's employment, the termination of Tilly's employment, or any continuing effects of Tilly's employment with Employer.

2.Tilly agrees not to sue Employer or any of the Released Parties with respect to rights and claims covered by this Release. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, Tilly will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, action, suit, or legal proceeding.

3.Tilly has forty-five (45) days (until ____________) within which to consider this Release, although Tilly may accept it at any time within those forty-five (45) days. Once Tilly has signed this Release, Tilly will still have seven (7) days in which to revoke his acceptance of the ADEA portion of the Release by notifying Employer, and specifically, Deborah Woods, Human Resources Department. The ADEA portion of the Release will not be effective or enforceable until the seven (7) day revocation period has expired. If the ADEA portion of the Release is revoked, the remainder of this Release shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA, and Employer will have three (3) business days to rescind the entire Release by so notifying Tilly.

4.Tilly agrees that he will continue to be governed by those obligations arising under Sections 9, 10 and 11 of the Employment Agreement, which are incorporated by reference herein, shall not be released, shall be unaffected hereby, and shall remain in full force and effect.

5.This Release shall be binding upon and inure to the benefit of Employer and its successors and assigns and Tilly and his heirs, executors and administrators.

6.This Release shall be construed and interpreted under the laws of the State of Illinois to the extent not preempted by applicable laws of the United States.

Edward Tilly	Dated:

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED By: __________________________________ Its: __________________________________ Dated: _______________________________	CBOE HOLDINGS, INC. By: _________________________________ Its: _________________________________ Dated: ______________________________